Exhibit 99.1

Earnings Release

Investor Contact: Bertner Advisors, LLC Monique Kosse, 860-940-0352 Monique.Kosse@BertnerAdvisors.com

Catalent Reports First Quarter Fiscal Year 2015 Results

•	Total revenue increased 1%, both as-reported and in constant currency, to $418.3 million from first quarter 2014

•	Adjusted EBITDA increased 2% to $83.4 million from first quarter 2014

•	Adjusted net income of $0.13 per diluted share, compared to adjusted net loss of $0.02 per diluted share in first quarter 2014

•	Announced the launch of OptiPact™, an integrated service and technology offering based on Catalent’s expertise in roller compaction

•	Acquired the remaining stake in Redwood Bioscience Inc. and its SMARTag™ Antibody-Drug Conjugate (ADC) technology platform in early October

Somerset, N.J. - November 13, 2014 -- Catalent, Inc. (NYSE: CTLT), the leading global provider of advanced delivery technologies and development solutions for drugs, biologics and consumer health products, today announced financial results for the first quarter of fiscal year 2015, which ended September 30, 2014.

First quarter 2015 revenue of $418.3 million increased 1%, both on an as-reported and on a constant currency basis, from $414.3 million in the first quarter a year ago.

First quarter 2015 net loss was $19.5 million, or $0.18 per diluted share, compared to net income of $1.5 million, or $0.02 per diluted share, in the first quarter a year ago. The decline in profitability was primarily related to one-time IPO-related costs of $50.4 million.

First quarter 2015 EBITDA from continuing operations was $36.6 million, a decrease of 50% from $72.7 million in the first quarter a year ago. The decline in profitability was also primarily related to one-time IPO-related costs of $50.4 million.

First quarter 2015 Adjusted EBITDA, as referenced in the GAAP to non-GAAP reconciliation provided later in this release, was $83.4 million, or 19.9% of revenue, compared to $82.2 million, or 19.8% of revenue, in the first quarter a year ago.

First quarter 2015 Adjusted Net Income was $13.4 million, or $0.13 per diluted share, compared to the Adjusted Net Loss of $1.5 million, or $0.02 per diluted share, in the first quarter a year ago.

"We are pleased with our first quarter results, highlighted by double-digit EBITDA growth within two of our three reporting segments,” said John Chiminski, President and Chief Executive Officer of Catalent, Inc. “During the quarter, we continued to make strategic investments in our technology platforms. To capitalize on our twenty-year experience in roller compaction, we launched OptiPact. This integrated service and technology offering will further strengthen our ability to integrate optimal formulation, development, analysis, scale-up, and manufacturing capabilities to create differentiated final dosage forms. Additionally, in early October, we acquired the remaining stake in Redwood Bioscience Inc. and its SMARTag Antibody-Drug Conjugate technology platform, which strengthens our position in the fast growing biologics market.”

First Quarter 2015 Segment Highlights

Revenue Highlights by Business Segment

Revenue from the Oral Technologies segment was $261.1 million, an increase of 1%, or an increase of 2% on a constant currency basis, over the first quarter a year ago. This growth was attributable to strong performance within the modified release technologies business and increased profit from product participation-related activities, partially offset by lower end-market demand for certain customer products using our softgel technology platform.

Revenue from the Development and Clinical Services segment was $103.1 million, an increase of 2%, or a decrease of 1% on a constant currency basis, over the first quarter a year ago. This growth was attributable to increased revenue in the analytical services business, offset by declines in clinical services.

Revenue from the Medication Delivery Solutions segment was $56.9 million, an increase of 1%, on both an as-reported and constant currency basis, over the first quarter a year ago. Strong performance within blow-fill-seal and growth within biologics driven by timing of completed project milestones partially offset by lower sales within the Company’s sterile injectables business.

Segment EBITDA Highlights

Oral Technologies segment EBITDA in the first quarter of 2015 was $57.7 million, a decrease of 4%, or 1% on a constant currency basis. The decrease was primarily driven by lower end-market demand and unfavorable product mix within the softgel business, partially offset by strong growth within modified release technologies and higher profit from product ownership related activities.

Development and Clinical Services segment EBITDA in the first quarter of 2015 was $21.4 million, an increase of 36%, or 32% on a constant currency basis. This EBITDA improvement was attributable to favorable product mix within clinical services and growth from the integrated oral solids development and supply business.

Medication Delivery Solutions segment EBITDA in the first quarter of 2015 was $9.9 million, an increase of 21%, or 22% on a constant currency basis. This increase was driven by increased demand, favorable product mix, and operating efficiencies within blow-fill-seal, as well as due to timing of completed project milestones within biologics.

Additional Financial Highlights

First quarter gross margin of 30.0% increased 1.2 percentage points from 28.8% in the first quarter a year ago, driven by favorable product mix and by improved leveraging of fixed manufacturing costs.

First quarter selling, general and administrative expenses were $81.4 million and represented 19.5% of revenue, compared to 19.6% of revenue in the first quarter a year ago, and is essentially in line with the comparable prior year period.

Backlog for the Development and Clinical Services segment was $389.6 million as of September 30, 2014, an increase of 4% compared to the fourth quarter of fiscal year 2014. The segment also recorded net new business wins of $119.6 million during the first quarter, a decrease of 17% compared to the first quarter of fiscal year 2014. The decrease was driven by several large new business wins booked during the first quarter of the prior fiscal year, which drove last year's new business wins to above normal levels. The segment’s trailing-twelve-month book-to-bill ratio was 1.19x.

Balance Sheet and Liquidity

As of September 30, 2014, Catalent had $1.8 billion in debt as compared to $2.7 billion as of June 30, 2014.

On September 9, Catalent’s IPO underwriters purchased an additional 6,375,000 shares of the Company’s stock at the initial public offering price pursuant to an option granted to the underwriters at the time of the IPO, which resulted in net proceeds of approximately $124 million. The proceeds were used to pay down the Company’s senior unsecured term loan. In total, Catalent raised gross proceeds of over $1 billion through the IPO. As of September 30, 2014, Catalent’s leverage ratio was 4.0x, compared to 6.1x as of June 30, 2014.

Fiscal Year 2015 Outlook

There is no change to Catalent’s previously issued financial guidance. For fiscal year 2015, the Company continues to expect its revenue to be in the range of $1.89 billion to $1.92 billion, its Adjusted EBITDA to be in the range of $450 million to $460 million, its Adjusted Net Income to be in the range of $215 million to $225 million, and its capital expenditures to be in the range of $115 million to $125 million.

Earnings Webcast

The Company’s management will host a webcast to discuss the results at 4:30 p.m. ET today.

Catalent invites all interested parties to listen to the webcast, which will be accessible through Catalent’s website at http://investor.catalent.com.

The webcast replay, along with supplemental slides, will be available for 90 days in the Investors section at www.catalent.com.

About Catalent, Inc.

Catalent, Inc. (NYSE: CTLT) is the leading global provider of advanced delivery technologies and development solutions for drugs, biologics and consumer health products. With over 80 years serving the industry, Catalent has proven expertise in bringing more customer products to market faster, enhancing product performance and ensuring reliable clinical and commercial product supply. Catalent employs approximately 8,000 people, including over 1,000 scientists, at nearly 30 facilities across 5 continents and in fiscal 2014 generated more than $1.8 billion in annual revenue. Catalent is headquartered in Somerset, N.J. For more information, please visit www.catalent.com.

Non-GAAP Financial Measure

Use of EBITDA from continuing operations, Adjusted EBITDA and Adjusted Net Income

Management measures operating performance based on consolidated earnings from continuing operations before interest expense, expense/(benefit) for income taxes, and depreciation and amortization, and it is adjusted for the income or loss attributable to non-controlling interest (“EBITDA from continuing operations”). EBITDA from continuing operations is not defined under U.S. GAAP and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP and is subject to important limitations.

The Company believes that the presentation of EBITDA from continuing operations enhances an investor’s understanding of its financial performance. The Company believes this measure is a useful financial metric to assess its operating performance from period to period by excluding certain items that it believes are not representative of its core business and uses this measure for business planning purposes.

In addition, given the significant investments that Catalent has made in the past in property, plant and equipment, depreciation and amortization expenses represent a meaningful portion of its cost structure. The Company believes that EBITDA from continuing operations will provide investors with a useful tool for assessing the comparability between periods of its ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures because it eliminates depreciation and amortization expense. The Company presents EBITDA from continuing operations in order to provide supplemental information that it considers relevant for the readers of the Consolidated Financial Statements, and such information is not meant to replace or supersede U.S. GAAP measures. The Company’s definition of EBITDA from continuing operations may not be the same as similarly titled measures used by other companies. In addition, Catalent evaluates the performance of its segments based on segment earnings before non-controlling interest, other (income)/expense, impairments, restructuring costs, interest expense, income tax expense/(benefit), and depreciation and amortization (“segment EBITDA”). Under the indentures governing the Company’s notes and the credit agreement governing the senior unsecured term loan facility, its ability to engage in certain activities such as incurring certain additional indebtedness, making certain investments and paying certain dividends is tied to ratios based on Adjusted EBITDA which is not defined under U.S. GAAP, and is subject to important limitations. The Company has included the calculations of Adjusted EBITDA for the periods presented. Adjusted EBITDA is the covenant compliance measure used in certain covenants under the indentures governing its notes and the credit agreement governing the senior unsecured term loan facility, particularly those governing debt incurrence and restricted payments. Because not all companies use identical calculations, the Company’s presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Management also measures operating performance based on Adjusted Net Income/(loss). Adjusted Net Income/(loss) is not defined under U.S. GAAP and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP and is subject to important limitations. For example, Adjusted Net Income excludes our non-cash tax expense and does not reflect the impact on earnings resulting from certain other items. We believe that the presentation of Adjusted Net Income/(loss) enhances an investor’s understanding of our financial performance. We believe this measure is a useful financial metric to assess our operating performance from period to period by excluding certain items that we believe are not representative of our core business and we use this measure for business planning purposes. We define Adjusted Net Income/(loss) as net earnings/(loss) adjusted for (1) earnings or loss of discontinued operations, net of tax, (2) tax expense or income which is not cash, (3) amortization attributable to purchase accounting and (4) income or loss from non-controlling interest in our majority-owned operations. We also make adjustments for other cash and non-cash items included in the table below, partially offset by our estimate of the cash taxes saved as a result of such cash and non-cash items. We believe that Adjusted Net Income/(loss) will provide investors with a useful tool for assessing the comparability between periods of our ability to generate cash from operations available to our stockholders. Our definition of Adjusted Net Income/(loss) may not be the same as similarly titled measures used by other companies.

The most directly comparable GAAP measure to EBITDA from continuing operations and Adjusted EBITDA is earnings/(loss) from continuing operations. The most directly comparable GAAP measure to Adjusted Net Income/(loss) is net earnings/(loss). Included in this release is a reconciliation of earnings/(loss) from continuing operations to EBITDA from continuing operations and Adjusted EBITDA and reconciliation of net earnings/(loss) to Adjusted Net Income.

Use of Constant Currency

As exchange rates are an important factor in understanding period-to-period comparisons, the Company believes the presentation of results on a constant currency basis in addition to reported results helps improve investors’ ability to understand its operating results and evaluate its performance in comparison to prior periods. Constant currency information compares results between periods as if exchange rates had remained constant period-over-period. The Company uses results on a constant currency basis as one measure to evaluate its performance. The Company calculates constant currency by calculating current-year results using prior-year foreign currency exchange rates. The Company generally refers to such amounts calculated on a constant currency basis as excluding the impact of foreign exchange or being on a constant currency basis. These results should be considered in addition to, not as a substitute for, results reported in accordance with U.S. GAAP. Results on a constant currency basis, as the Company presents them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with U.S. GAAP.

Forward-Looking Statements

This release contains both historical and forward-looking statements.  All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements generally can be identified by the use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “plan,” “project,” “foresee,” “likely,” “may,” “will,” “would” or other words or phrases with similar meanings.  Similarly, statements that describe our objectives, plans or goals are, or may be, forward-looking statements. These statements are based on current expectations of future events.  If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Catalent, Inc.’s expectations and projections.  Some of the factors that could cause actual results to differ include, but are not limited to, the following: participation in a highly competitive market and increased competition may adversely affect the business of the Company; demand for the Company’s offerings which depends in part on the Company’s customers’ research and development and the clinical and market success of their products; product and other liability risks that could adversely affect the Company’s results of operations, financial condition, liquidity and cash flows; failure to comply with existing and future regulatory requirements; failure to provide quality offerings to customers could have an adverse effect on our business and subject the Company to regulatory actions and costly litigation; problems providing the highly exacting and complex services or support required; global economic, political and regulatory risks to the operations of the Company;  inability to enhance existing or introduce new technology or service offerings in a timely manner; inadequate patents, copyrights, trademarks and other forms of intellectual property protections; fluctuations in the costs, availability, and suitability of the components of the products the Company manufactures, including active pharmaceutical ingredients, excipients, purchased components and raw materials; changes in market access or healthcare reimbursement in the United States or internationally; fluctuations in the exchange rate of the U.S. dollar and other foreign currencies; adverse tax legislation initiatives or challenges to the Company’s tax positions; loss of key personnel; risks generally associated with information systems; inability to complete any future acquisitions and other transactions that may complement or expand the business of the Company or divest of non-strategic businesses or assets and the Company’s ability to successfully integrate acquired business and realize anticipated benefits of such acquisitions; offerings and customers’ products that may infringe on the intellectual property rights of third parties; environmental, health and safety laws and regulations, which could increase costs and restrict operations; labor and employment laws and regulations; additional cash contributions required to fund the Company’s existing pension plans; substantial leverage resulting in the limited ability of the Company to raise additional capital to fund operations and react to changes in the economy or in the industry, exposure to interest rate risk to the extent of the Company’s variable rate debt and preventing the Company from meeting our obligations under our indebtedness. For a more detailed discussion of these and other factors, see the information under the caption “Risk Factors” in our 10-K for the fiscal year ended June 30, 2014, filed with the Securities and Exchange Commission.  All forward-looking statements speak only as of the date of this release or as of the date they are made, and Catalent, Inc. does not undertake to update any forward-looking statement as a result of new information or future events or developments except to the extent required by law.

More products. Better treatments. Reliably supplied.™

Catalent, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited; Dollars in millions)

	Three Months Ended September 30,		FX impact (unfavorable) / favorable	Increase/(Decrease)
	2014	2013		Change $	Change %
Net revenue	$418.3	$414.3	$(0.9)	$4.9	1%
Cost of sales	293.0	295.1	0.4	(2.5)	(1)%
Gross margin	125.3	119.2	(1.3)	7.4	6%
Selling, general and administrative expenses	81.4	81.1	0.1	0.2	*
Restructuring and other	1.4	3.0	0.1	(1.7)	(57)%
Operating earnings/(loss)	42.5	35.1	(1.5)	8.9	25%
Interest expense, net	35.5	40.9	0.3	(5.7)	(14)%
Other (income)/expense, net	41.3	(1.0)	(0.6)	42.9	*
Earnings/(loss) from continuing operations, before income taxes	(34.3)	(4.8)	(1.2)	(28.3)	*
Income tax expense/(benefit)	(14.0)	(6.6)	(0.6)	(6.8)	*
Earnings/(loss) from continuing operations	(20.3)	1.8	(0.6)	(21.5)	*
Net earnings/(loss) from discontinued operations, net of tax	0.4	(0.4)	—	0.8	*
Net earnings/(loss)	(19.9)	1.4	(0.6)	(20.7)	*
Less: Net earnings/(loss) attributable to noncontrolling interest, net of tax	(0.4)	(0.1)	—	(0.3)	*
Net earnings/(loss) attributable to Catalent	$(19.5)	$1.5	$(0.6)	$(20.4)	*

Amounts attributable to Catalent:
Earnings/(loss) from continuing operations less net income (loss) attributable to noncontrolling interest	(19.9)	1.9
Net earnings/(loss) attributable to Catalent	(19.5)	1.5

Earnings per share attributable to Catalent:
Basic
Earnings/(loss) from continuing operations	(0.19)	0.03
Net earnings/(loss)	(0.18)	0.02
Diluted
Earnings/(loss) from continuing operations	(0.19)	0.02
Net earnings/(loss)	(0.18)	0.02
* - percentage not meaningful

Catalent, Inc. and Subsidiaries
Selected Segment Financial Data
(Unaudited; Dollars in millions)

	Three Months Ended September 30,		FX impact (unfavorable) / favorable	Increase/(Decrease)
	2014	2013		Change $	Change %
Oral Technologies
Net revenue	$261.1	$258.9	$(3.7)	$5.9	2%
Segment EBITDA	57.7	60.4	(1.8)	(0.9)	(1)%
Medication Delivery Solutions
Net revenue	56.9	56.5	—	0.4	1%
Segment EBITDA	9.9	8.2	(0.1)	1.8	22%
Development and Clinical Services
Net revenue	103.1	101.0	2.8	(0.7)	(1)%
Segment EBITDA	21.4	15.7	0.7	5.0	32%
Inter-segment revenue elimination	(2.8)	(2.1)	—	(0.7)	33%
Unallocated Costs	(52.4)	(11.6)	0.6	(41.4)	*
Combined Total
Net revenue	$418.3	$414.3	$(0.9)	$4.9	1%

EBITDA from continuing operations	$36.6	$72.7	$(0.6)	$(35.5)	(49)%
* - percentage not meaningful

Catalent, Inc. and Subsidiaries
Reconciliation of Earnings/(Loss) from Continuing Operations to EBITDA from Continuing Operations and Adjusted EBITDA
(Unaudited; Dollars in millions)

	Quarter Ended				Twelve Months Ended	Quarter Ended	Twelve Months Ended
	September 30, 2013	December 31, 2013	March 31, 2014	June 30, 2014	June 30, 2014	September 30, 2014	September 30, 2014
Earnings/(loss) from continuing operations	$1.8	$(18.9)	$8.0	$27.0	$17.9	$(20.3)	$(4.2)
Interest expense, net	40.9	41.5	40.4	40.3	163.1	35.5	157.7
Income tax expense/(benefit) (1)	(6.6)	23.3	6.6	26.2	49.5	(14.0)	42.1
Depreciation and amortization	36.5	37.3	35.1	34.0	142.9	35.0	141.4
Noncontrolling interest	0.1	0.3	0.4	0.2	1.0	0.4	1.3
EBITDA from continuing operations	72.7	83.5	90.5	127.7	374.4	36.6	338.3
Equity compensation	1.2	1.1	1.1	1.1	4.5	1.5	4.8
Impairment charges and (gain)/loss on sale of assets	—	—	0.4	2.8	3.2	—	3.2
Financing related expenses and other (2)	0.1	(0.1)	0.1	10.9	11.0	20.6	31.5
US GAAP Restructuring	3.0	5.4	3.5	7.8	19.7	1.4	18.1
Acquisition, integration and other special items	3.7	2.8	2.7	0.6	9.8	3.2	9.3
Foreign Exchange loss/(gain) (included in other, net) (3)	(1.7)	(2.5)	4.5	(3.8)	(3.5)	(3.7)	(5.5)
Other adjustments (4)	—	—	(0.1)	0.4	0.3	23.8	24.1
Sponsor monitoring fee (5)	3.2	3.2	3.3	3.2	12.9	—	9.7
Subtotal	82.2	93.4	106.0	150.7	432.3	83.4	433.5
Estimated cost savings	—	—	—	—	—	—	—
Adjusted EBITDA	$82.2	$93.4	$106.0	$150.7	$432.3	$83.4	$433.5

(1)	Represents the amount of income tax-related expense/(benefit) recorded within our net earnings/(loss) which may not result in cash payment or receipt.

(2)
Financing related expenses for the three months ended September 30, 2014 include $20.6 million of early debt termination expenses which were a result of the IPO. See footnote 4 for an additional $29.8 million of IPO related costs; totaling $50.4 million.

(3)
Foreign exchange gain of $5.5 million for the twelve months ended September 30, 2014 included $24.3 million of unrealized foreign currency exchange rate gains primarily driven by gains of $4.9 million related to inter-company loans denominated in a currency different from the functional currency of either the borrower or the lender, partially offset by foreign currency exchange gains of $19.4 million driven by the ineffective portion of the net investment hedge related to the Euro denominated debt. The foreign exchange adjustment was also impacted by the exclusion of realized foreign currency exchange rate losses from the non-cash and cash settlement of inter-company loans of $18.8 million. Inter-company loans are between Catalent entities and do not reflect the ongoing results of the company's trade operations.

(4)
Other Adjustments for the three months ended September 30, 2014 includes $29.8 million for a sponsor advisory agreement termination fee paid in connection with the IPO. See footnote 2 for an additional $20.6 million of IPO related costs; totaling $50.4 million.

(5)	Represents the amount of sponsor advisory fee for each respective period. The sponsor advisory fee agreement was terminated following the completion of our IPO.

Catalent, Inc. and Subsidiaries
Reconciliation of Net Earnings/(Loss) to Adjusted Net Income/(Loss)
(Unaudited; Dollars in millions)

	Quarter Ended				Twelve Months Ended	Quarter Ended	Twelve Months Ended
	September 30, 2013	December 31, 2013	March 31, 2014	June 30, 2014	June 30, 2014	September 30, 2014	September 30, 2014
Net earnings/(loss)	$1.4	$(19.5)	$6.3	$27.0	$15.2	$(19.9)	$(6.1)
Net earnings/(loss) from discontinued operations, net of tax	0.4	0.6	1.7	—	2.7	(0.4)	1.9
Earnings/(loss) from continuing operations, net of tax	1.8	(18.9)	8.0	27.0	17.9	(20.3)	(4.2)
Amortization (1)	10.2	10.5	11.0	10.8	42.5	11.3	43.6
Income tax expense/(benefit) (2)	(6.6)	23.3	6.6	26.2	49.5	(14.0)	42.1
Cash taxes (paid)/refunded	(15.8)	3.4	(1.1)	(7.6)	(21.1)	(9.9)	(15.2)
Net (earnings)/loss attributable to noncontrolling interest, net of tax	0.1	0.3	0.4	0.2	1.0	0.4	1.3
Equity compensation	1.2	1.1	1.1	1.1	4.5	1.5	4.8
Impairment charges and loss on sale of assets	—	—	0.4	2.8	3.2	—	3.2
Financing related expenses (3)	0.1	(0.1)	0.1	10.9	11.0	20.6	31.5
U.S. GAAP restructuring	3.0	5.4	3.5	7.8	19.7	1.4	18.1
Acquisition, integration and other special items	3.7	2.8	2.7	0.6	9.8	3.2	9.3
Foreign exchange loss/(gain) (included in other (income)/expense, net) (4)	(1.7)	(2.5)	4.5	(3.8)	(3.5)	(3.7)	(5.5)
Other adjustments (5)	—	—	(0.1)	0.4	0.3	23.8	24.1
Sponsor advisory fee (6)	3.2	3.2	3.3	3.2	12.9	—	9.7
Estimated cash tax (savings)/expense attributable to reconciling items (7)	(0.7)	(0.6)	(1.4)	(2.6)	(5.3)	(0.9)	(5.5)
Adjusted net income/(loss)	$(1.5)	$27.9	$39.0	$77.0	$142.4	$13.4	$157.3

(1)	Represents the amortization attributable to purchase accounting for previously completed business combinations.

(2)	Represents the amount of income tax-related expense/(benefit) recorded within our net earnings/(loss) which may not result in cash payment or receipt.

(3)
Financing related expenses for the three months ended September 30, 2014 include $20.6 million of early debt termination expenses which were a result of the IPO. See footnote 5 for an additional $29.8 million of IPO related costs; totaling $50.4 million.

(4)
Foreign exchange gain of $5.5 million for the twelve months ended September 30, 2014 included $24.3 million of unrealized foreign currency exchange rate gains primarily driven by gains of $4.9 million related to inter-company loans denominated in a currency different from the functional currency of either the borrower or the lender, partially offset by foreign currency exchange gains of $19.4 million driven by the ineffective portion of the net investment hedge related to the Euro denominated debt. The foreign exchange adjustment was also impacted by the exclusion of realized foreign currency exchange rate losses from the non-cash and cash settlement of inter-company loans of $18.8 million. Inter-company loans are between Catalent entities and do not reflect the ongoing results of the company's trade operations.

(5)
Other Adjustments for the three months ended September 30, 2014 includes $29.8 million for a sponsor advisory agreement termination fee paid in connection with the IPO. See footnote 3 for an additional $20.6 million of IPO related costs; totaling $50.4 million.

(6)	Represents the amount of sponsor advisory fee for each respective period. The sponsor advisory fee agreement was terminated following the completion of our IPO.

(7)
Represents the estimated cash tax impact of certain items recorded in each period that are added back in the calculation of Adjusted Net Income/(loss). The estimate is determined by applying the statutory tax rate in tax paying jurisdictions to income or expense items which impact cash taxes paid. Generally, amortization attributable to purchase accounting, unrealized gains/losses due to foreign currency translation and non-cash equity compensation do not impact cash taxes.

Catalent, Inc. and Subsidiaries
Consolidated Balance Sheets
(Unaudited; Dollars in millions)

	September 30, 2014	June 30, 2014
ASSETS
Current assets:
Cash and cash equivalents	$63.2	$74.4
Trade receivables, net	332.2	403.7
Inventories	142.4	134.8
Prepaid expenses and other	81.3	74.6
Total current assets	619.1	687.5
Property, plant, and equipment, net	853.3	873.0
Other non-current assets, including intangible assets	1,478.9	1,529.7
Total assets	$2,951.3	$3,090.2

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST, AND SHAREHOLDERS' EQUITY/(DEFICIT)
Current liabilities:
Current portion of long-term obligations and other short-term borrowings	$36.4	$25.2
Accounts payable	116.7	148.1
Other accrued liabilities	224.5	279.7
Total current liabilities	377.6	453.0
Long-term obligations, less current portion	1,780.3	2,685.4
Other non-current liabilities	286.1	319.1
Redeemable noncontrolling interest	4.3	4.5
Commitment and contingencies (1)
Total Shareholders' equity/(deficit)	503.0	(371.8)
Total liabilities, redeemable noncontrolling interest and Shareholders' equity/(deficit)	$2,951.3	$3,090.2

(1)	Please refer to note 15 of the consolidated financial statements within our September 30, 2014 Form 10-Q.

Catalent, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited; Dollars in millions)

	Three Months Ended September 30,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by/(used in) operating activities from continuing operations	$(40.2)	$25.7
Net cash provided by/(used in) operating activities from discontinued operations	0.4	(0.5)
Net cash provided by/(used in) operating activities	(39.8)	25.2
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment and other productive assets	(31.2)	(18.8)
Proceeds from sale of property and equipment	—	0.6
Payment for acquisitions, net	(13.5)	(8.0)
Net cash provided by/(used in) investing activities from continuing operations	(44.7)	(26.2)
Net cash provided by/(used in) investing activities from discontinued operations	—	—
Net cash provided by/(used in) investing activities	(44.7)	(26.2)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net change in short-term borrowings	11.7	(5.8)
Proceeds from borrowing, net	—	—
Payments related to long-term obligations	(863.8)	(6.7)
Call premium payments and financing fees paid	(9.8)	—
Equity contribution/(redemption)	948.8	—
Net cash (used in)/provided by financing activities from continuing operations	86.9	(12.5)
Net cash (used in)/provided by financing activities from discontinued operations	—	—
Net cash (used in)/provided by financing activities	86.9	(12.5)
Effect of foreign currency on cash	(13.6)	2.9
NET INCREASE/(DECREASE) IN CASH AND EQUIVALENTS	(11.2)	(10.6)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	74.4	106.4
CASH AND EQUIVALENTS AT END OF PERIOD	$63.2	$95.8